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                                                                    Exhibit 23.1





The Board of Directors
Duke Realty Investments, Inc.:



We consent to the use of our report on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedule as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, which report appears in the annual report on Form 10-K of Duke Realty Investments, Inc. This report is incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.




KPMG Peat Marwick LLP
Indianapolis, Indiana
February 19, 1996